ASA Gold and Precious Metals Limited 8-K

Exhibit 99.3

EMAIL: LMARKSESTERMAN@OLSHANLAW.COM

DIRECT DIAL: 212.451.2257

November 7, 2024

BY EMAIL

Ropes & Gray

Prudential Tower

800 Boylston Street

Boston,  MA 02199-3600

Attn:	Amy D. Roy

Re:	ASA Gold & Precious Metals Ltd.

Dear Amy:

Thank you for the call earlier this week. We look forward to continuing the dialogue. We write to address certain issues raised your November 1, 2024 letter (the “November 1 Letter”).1

Your November 1 Letter improperly presumes that the Litigation Committee and the Rights Plan Committee are valid. You purport to rely on the Company’s Amended and Restated Bye-Laws to justify your position, but conveniently ignore that the Committees’ stripping of the directors’ rights is prohibited by Bermuda law. Further, though you assert that the Committees were formed to “protect all shareholders’ interests,” you also ignore that the Committees – formed hours before the 2024 AGM – seek to perpetuate the will of the outgoing Board, over the express desires of ASA’s shareholders who voted on the Board’s composition at the 2024 AGM and elected Messrs. Kazarian and Desai as directors. The Committees were structured to contradict the clear will of the Company’s shareholders, and to seek to preserve and entrench the will of a former Board that its shareholders did not reelect. To be clear, it is our position that any actions previously taken or to be taken by the Committees going forward are unlawful. In the event that the Legacy Directors do not agree to disband the Committees, or the Board is unable to reach a resolution regarding the Committees and the Legacy Directors purport to act under the guise of the Committees, the New Directors will take all steps necessary to enforce their rights as directors.

Likewise, your November 1 Letter attacks the New Directors for advocating a change in the Company’s investment manager. This ignores that any new investment adviser to the Company will be subject to the approval of ASA’s shareholders, and further ignores that Messrs. Kazarian and Desai ran on a campaign that included criticism of Merk Investments LLC (“Merk”) and a recommendation to terminate the Investment Advisory Agreement between the Company and Merk. ASA’s shareholders overwhelmingly elected Messrs. Kazarian and Desai to ASA’s Board on a platform of replacing Merk, and voted to not reelect Mr. Merk.

[1]	All capitalized terms not defined herein are as defined in our October 14th letter.

Your November 1 Letter thus repeatedly ignores a crucial fact: there was an election in which the New Directors were voted onto the Board by shareholders. What the Legacy Directors are seeking with the Committees is to perpetuate the dead hand control of the Company by the pre-election board. That is a true corruption of sound governance principles.

Finally, your November 1 Letter states that our clients’ allegations in our October 14th letter “are premised on … [a] basic disregard for the governance requirements for a closed-end fund registered under the Investment Company Act of 1940.” Quite the contrary, these allegations reflect that our clients are in fact serving the Company as independent watchdogs (as is directed by the Securities and Exchange Commission) seeking to advance the best interests of the Company’s shareholders.

We look forward to discussing these issues further at the November 12, 2024 Board meeting.

Very truly yours,

Lori Marks-Esterman

cc:	Robert A. Skinner, Ropes & Gray LLP Jennifer Gonzalez, K&L Gates, LLP Paul Kazarian, Director

Ketu Desai, Director

Rebecca L. Van Derlaske, Olshan Frome Wolosky LLP

George M. Silfen, Kramer Levin Naftalis & Frankel LLP

Keith Robinson, Carey Olsen Bermuda Limited

Matthew Summers, Carey Olsen Bermuda Limited

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